Exhibit 99.1

                   WYNDHAM INTERNATIONAL, INC. ANNOUNCES
                 SETTLEMENT OF CLASS ACTION LITIGATION AND
                      RECORD DATE FOR RIGHTS OFFERING


          DALLAS--(BUSINESS WIRE)--Sept. 20, 1999--Wyndham International, Inc. (NYSE:WYN) announced today that it has set September 30, 1999 as the record date for its previously announced rights offering. The offering will grant holders of the company's class A common stock and holders of certain outstanding limited partnerships units transferable subscription rights to purchase in the aggregate up to 3 million shares of the company's series A convertible preferred stock at a subscription price of $100 per share.

     Before setting the record date, the company said that it entered into a Stipulation of Settlement on September 17, 1999 agreeing to settle the consolidated class action lawsuit pending in the Delaware Chancery Court related to the $1 billion equity investment and related restructuring of the company completed on June 30. The registration statement filed with the Securities and Exchange Commission must be declared effective and the Delaware Chancery Court must approve the proposed settlement before the company expects to distribute the rights to holders of class A common stock and holders of certain outstanding limited partnership units.

     Under terms of the offering, holders of the company's Class A common stock would be entitled to one share of transferable subscription rights for each share of Class A common stock, held at the close of business on the September 30, 1999 record date. In accordance with customary trading practices, investors must acquire shares of the company's class A common stock by the close of business on September 27, 1999 in order to receive the rights attendant to such shares.

     Holders of outstanding units in Patriot American Hospitality
Partnership, L.P. would be entitled to 0.95 rights per unit and holders of outstanding units in Wyndham International Operating Partnership, L.P. would be entitled to .05 rights for each unit at the close of business on the record date.

     It is currently estimated that approximately 57 rights would be required to purchase one share of the preferred stock. The company will use the cash proceeds from the rights offering to redeem shares of its outstanding series B preferred stock.

     The company will not be obligated to complete the rights offering if the court declines, in any respect, to enter a final order approving the stipulation of settlement in a form satisfactory to the parties; there is a pending court order, motion, legal proceeding or other action to enjoin, prevent or delay the rights offering; or the rights offering cannot, despite the company's good faith efforts, be completed by December 17, 1999.

     The Registration Statement for the rights offering has not yet become effective. As soon as practicable after the effective date of the Registration Statement, the Company expects to mail to holders of class A common stock and holders of limited partnership units as of the record date a prospectus for the rights offering accompanied by a subscription warrant and related explanations for exercising or selling the rights. The prospectus will contain a description of the rights offering and other information.

     Wyndham International, Inc. ranks among the largest branded hotel companies in the United States. It owns, leases, manages and franchises primarily upscale and luxury hotels representing a combined portfolio of 318 properties with a total of more than 74,000 rooms in 38 states as well as Canada, the Caribbean and Europe.

Cautionary Statement

     The Registration Statement for the rights offering has not yet become effective. The underlying series A preferred stock may not be sold nor may offers to buy be accepted before the time the Registration Statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such series A preferred stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     This release contains "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ include the risk that the Stipulation of Settlement will not be approved or may be approved on terms that differ from those described in this release, the risk that the Registration Statement may not be declared effective and the risk that the rights offering cannot be completed on a timely basis.

_______________________
Contact:
     Wyndham International, Inc., Dallas
     Media Inquiries:
     Fred Stern, 214/863-1258
     or
     Analyst Inquiries:
     Paul Keung, 214/863-1265